Exhibit 10.4

TERADYNE, INC.

Amendment

To

1996 Non-Employee Director Stock Option Plan

This Amendment to the 1996 Non-Employee Director Stock Option Plan (the “Plan”), of Teradyne, Inc., a Massachusetts corporation (the “Company”), is adopted by resolution of the Board of Directors of the Company (the “Board”) pursuant to a meeting of the Board dated as of January 22-23, 2007 and effective as of January 23, 2007 (the “Effective Date”). Paragraph 5. Option Price of the Plan is hereby deleted in its entirety and replaced with the following as of the Effective Date:

“5. Option Price. The purchase price of the stock covered by an option granted pursuant to this Plan shall be 100% of the fair market value of such shares on the day the option is granted. The option price will be subject to adjustment in accordance with the provisions of paragraph 10 of this Plan. For purposes of this Plan, if, at the time an option is granted under the Plan, the Company’s Common Stock is publicly traded, “fair market value” shall be determined as of the last business day for which the prices or quotes discussed in this sentence are available prior to the date such option is granted and shall mean (i) the closing price (on that date) of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not traded on a national securities exchange.”